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                                                                   EXHIBIT 10.21

                                 [LETTERHEAD OF CATALYTICA ENERGY SYSTEMS, INC.]


February 16, 2001


Ronald L. Alto


Dear Ron:

I am pleased to confirm our offer of employment as a Vice President, Sales and Services for Catalytica Energy Systems, Inc.(CESI). As you know, CESI is entering an exciting period in its growth and we look forward to you contributing significantly to our future success.

Your start date will be on or about March 1, 2001 and you will be headquartered in our Scottsdale, Arizona facility.

The information below summarizes the terms of this offer.

Compensation
------------

Your salary will be $11,667 per month, which annualizes to $140,000. We expect our compensation plan to include an additional annual bonus and stock option opportunity. Details of the 2001 plan will be finalized and communicated in the next few weeks. As part of your hiring agreement you will be granted options in the amount of 10,000 shares of Catalytica Energy Systems, Inc. These options will be granted shortly after your start date and will be priced at the date of grant. They will be subject to the standard 4-year vesting schedule. You will also receive a sign-on bonus of $10,000. You will receive the sign on bonus on your start date March 1, 2001.


Note:  Your next merit increase and option grant review will be March of 2002,
----
consistent with our annual compensation process.

Ron, please recognize that stock option values and future bonus awards are not guaranteed. They will be based on company and individual performance.

Benefits
--------

Effective upon your date of hire, you and your eligible dependents will be covered under the Catalytica Energy Systems, Inc. health (medical, dental, and prescription drugs), long term disability, and life insurance plans. On July 1, 2001 you will be able to participate in the Employee Stock Purchase Plan at a discounted price. You will be eligible to participate in the 401(k) retirement plan on the first of the month following three months of employment. The 401(k) plan includes a 60% match (up to 6% of your contribution) and immediate vesting of all company contributions. You will be eligible for four weeks paid vacation; holidays and sick time earned on an accrual basis from your date of hire.
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Ronald Alto
Page 2 of 2




Your employment with Catalytica Energy Systems, Inc. is on an "at will" basis which means that either you or the Company can terminate the employment relationship at any time with or without cause. This offer is contingent upon acceptable results of a routine background check and a pre-employment drug-screening test. Catalytica must receive results of the drug test before any start date. Please contact Regina Machado at (650) 940-6323 to make the appropriate arrangements with you.

We look forward to you becoming a key member of the Catalytica Energy Systems Leadership team. Please indicate your acceptance of this offer by signing below and returning the original to me. This offer is valid through Friday, February 23, 2001.


Sincerely yours,


/s/ Craig N. Kitchen
Craig N. Kitchen
CEO and President



I accept the offer of employment with Catalytica Energy Systems, Inc., described in this letter. I also understand that this letter is not a contract of employment.

/s/ Ronald L. Alto      2-19-01
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Ronald L. Alto          Date